Exhibit 99.6

FIFTH AMENDMENT

TO THE

HUNTINGTON INGALLS INDUSTRIES SAVINGS PLAN

This amendment to the December 1, 2015 restatement of the Huntington Ingalls Industries Savings Plan (the “Plan”) clarifies certain changes relating to the merger of the Stoller Newport News Nuclear, Inc. 401(k) Savings Plan and Trust, the UniversalPegasus International, Inc. Retirement Plan, the AM SEC Employees 401(k) Profit Sharing Plan, and the Camber Corporation 401(k) Plan into the Plan.

I.	The chart in Section 1.04 is amended by deleting the third and fourth rows from the bottom and replacing them as follows:

Name of Merged Plans	Merger Effective Dates
Stoller Newport News Nuclear, Inc. 40l(k) Savings Plan and Trust	March 29, 2018
UniversalPegasus International, Inc. Retirement Plan	March 29, 2018

II.	Section 5.06(d) is amended to read as follows:

(d) Notwithstanding anything else in the Plan to the contrary, Participants who are employees of HII Mission Driven Innovative Solutions Inc., HII Mission Driven Innovative Technical Services LLC, or Veritas Analytics Inc. as of June 28, 2018 are eligible to receive a discretionary contribution, as soon as administratively practicable following July 30, 2018, in an amount equal to a percentage of Base Compensation earned while employed at HII Mission Driven Innovative Solutions Inc., HII Mission Driven Innovative Technical Services LLC, or Veritas Analytics Inc., respectively, from January 1, 2018 until June 30, 2018. For purposes of this Section 5.06(d) “Base Compensation” means regular base pay (including sick pay, vacation pay and holiday pay, but excluding LWOP pay and the additional amounts paid pursuant to the Service Contract Act).

III.	Section 5.06(e) is amended to read as follows:

(e) Notwithstanding anything else in the Plan to the contrary,

(1)

Eligible Employees who are employees of HII Mission Driven Innovative Solutions Inc., HII Mission Driven Innovative Technical Services LLC, or Veritas Analytics Inc. as of July 1, 2018 and who are covered under the terms of the collective bargaining agreement between the Employer and the International Association of Machinist and Aerospace Workers and its Local W -24 are eligible to receive a nondiscretionary contribution, as soon as administratively practicable following July 1, 2018, in an amount equal to (i) four percent (4%) of Compensation earned while employed at HII

Mission Driven Innovative Solutions Inc., HII Mission Driven Innovative Technical Services LLC, or Veritas Analytics Inc., respectively, from April 1, 2018 until April 9, 2018.

(2)

Effective April 10, 2018, Eligible Employees who are employees of HII Mission Driven Innovative Solutions Inc., HII Mission Driven Innovative Technical Services LLC, or Veritas Analytics Inc. and who are covered under the terms of the collective bargaining agreement between the Employer and the International Association of Machinist and Aerospace Workers and its Local W-24 are eligible to receive a nondiscretionary contribution, in an amount equal to four percent (4%) of Base Compensation.

(3)

“Base Compensation” for this Section 5.06(e) means for each week the product of (i) the sum (not to exceed 40 hours) of the respective employee’s regular working hours and other non-working paid hours (e.g., sick time, holiday time, vacation hours, etc.); multiplied by (ii) the respective employee’s base rate as set forth in the applicable collective bargaining agreement.

IV.	The chart in Section Fl.0l(c) is amended by deleting the third and fourth rows from the bottom and replacing them as follows:

Name of Merged Plans	Merger Effective Dates	Merged Account Names
Stoller Newport News Nuclear, Inc. 40l(k) Savings Plan and Trust	March 29, 2018	Before-Tax – Voluntary, Rollover, QNEC, Employer Discretionary, In Plan Roth Pre-Tax, In Plan Roth Rollover, In Plan Roth Employer Match, In Plan Roth QNEC, Roth Rollover, In Plan Roth Safe Harbor Match, Roth, Employer Safe Harbor Match

UniversalPegasus International, Inc. Retirement Plan	March 29, 2018	Pre-Tax, Roth, Rollover, Roth Rollover, QNEC, Employer Match, Employer Profit Sharing (Nonelective), Safe Harbor

V.

The Plan is hereby amended such that all provisions and prior amendments that reference, or relate to, April I 0, 2018 as the effective date for the mergers of the Stoller Newport News Nuclear, Inc. 40l(k) Savings Plan and Trust and the UniversalPegasus International, Inc. Retirement Plan into the Plan are revised to clarify that the effective date of the plan mergers was March 29, 2018.

VI.	The chart in Section 1.04 is amended by deleting the last two rows and replacing them as follows:

Name of Merged Plans	Merger Effective Dates
AMSEC Employees 401(k) Profit Sharing Plan	June 29, 2018
Camber Corporation 401(k) Plan	June 29, 2018

VII.	The chart in Section Fl.0l(c) is amended by deleting the last two rows and replacing them as follows:

Name of Merged Plans	Merger Effective Dates	Merged Account Names
AMSEC Employees 401(k) Profit Sharing Plan	June 29, 2018	Deferral Account, Roth Account, Company Contributions Account, Voluntary Account, Rollover Account, Alternate Payee Account, NNS Deferral Account, NNS After-Tax Account, NNS Rollover Account, NNS Employee Account, PCI Deferral Account, PCI Matching Account, PCI Profit Sharing Account, PCI Rollover Account

Camber Corporation 401(k) Plan	June 29, 2018	Employee Deferral, Employer Discretionary, Qualified Discretionary, Rollover, After Tax Contributions, NOVO Merged PS, After Tax Rollover, Rollover from ESOP, Merged ESOP Contribution, ESOP Escrow, NOVO Merged Match, Roth Deferral, Veritas Merged Match

VIII.

The Plan is hereby amended such that all provisions and prior amendments that reference, or relate to, July I, 2018 as the effective date for the mergers of the AMSEC Employees 401(k) Profit Sharing Plan and the Camber Corporation 401(k) Plan into the Plan are revised to clarify that the effective date of the plan mergers was June 29, 2018.

IX.	Sections I through V of this amendment are effective March 29,2018 and Sections VI through VIII of this amendment are effective June 29,2018.

X.

The Plan is hereby amended such that Participants who are employees of certain TSD Entities, including, HII Fleet Support Group LLC, HII Mission Driven Innovative Solutions Inc., HII Mission Driven Innovative Technical Services LLC, HII Nuclear Inc., HII Technical Solutions Corporation, HII Unmanned Maritime Systems Inc., and UniversalPegasus International, Inc. (the “TSD Entity Employees”) must affirmatively elect to make After-Tax Contributions to the Plan. Any excess Tax-Deferred Contributions and/or Roth Contributions made by these TSD Entity Employees will not be automatically re-characterized as After-Tax Contributions. For the avoidance of doubt, the excess Tax-Deferred Contributions and/or Roth Contributions of any TSD Entity Employee will be distributed unless such TSD Entity Employee affirmatively elects, in accordance with rules and procedures established by the Committee, to have such excess contributions re-characterized as After-Tax Contributions. This Section X of this amendment is effective March 29, 2018.

XI.	In all respects not amended, the Plan is hereby ratified and confirmed.

IN WITNESS WHEREOF, Huntington Ingalls Industries, Inc. has caused this amendment to be executed by its duly authorized representative on this 21 day of December, 2018.

HUNTINGTON INGALLS INDUSTRIES, INC.

By:
William Ermatinger
Executive Vice President and Chief Human Resources Officer

4